EXHIBIT 21.1

HOPE BANCORP, INC.
LIST OF WHOLLY OWNED SUBSIDIARIES

1.Bank of Hope, a California state chartered commercial bank
2.Nara Capital Trust III
3.Nara Statutory Trust IV
4.Nara Statutory Trust V
5.Nara Statutory Trust VI
6.Center Capital Trust I
7.Wilshire Statutory Trust II
8.Wilshire Statutory Trust III
9.Wilshire Statutory Trust IV
10.Saehan Capital Trust I
11.Hope Scholarship Foundation